UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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NATIONAL GENERAL HOLDINGS CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NATIONAL GENERAL HOLDINGS CORP.

59 Maiden Lane, 38th Floor

New York, New York 10038

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 29, 2020

AND PROXY STATEMENT

March 12, 2020

Dear Shareholder:

You are cordially invited to attend the 2020 Annual Meeting of Shareholders of National General Holdings Corp. (“National General,” “NGHC,” “the Company,” “our,” “us,” or “we”), which will be held on Wednesday, April 29, 2020, commencing at 10:30 a.m. (Eastern time), at the Company’s offices at 59 Maiden Lane, 38th Floor, New York, New York 10038.

At the Annual Meeting, you will be asked to consider and act upon (1) the election of the eight directors named in the proxy statement, (2) the ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2020, (3) approval, on an advisory, non-binding basis, of the executive compensation of our named executive officers, as described in our proxy statement, (4) an advisory, non-binding resolution to recommend the frequency (whether triennial, biennial or annual) with which our shareholders will be entitled to approve, on an advisory, non-binding basis, the executive compensation of our named executive officers and (5) such other business as may properly come before the meeting or any adjournment or postponement thereof. Each of the matters to be acted upon at the meeting is more fully described in our proxy statement.

Record holders of common stock at the close of business on March 6, 2020, the date fixed by our board of directors as the record date for the meeting, are entitled to notice of and to vote on any matters that properly come before the Annual Meeting and at any adjournment or postponement thereof.

We have elected to provide access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. We will mail the Notice of Internet Availability of Proxy Materials on March 20, 2020. On the same day, we will begin mailing paper copies of our proxy materials, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, to shareholders who have requested them. Additional copies, or print copies for those shareholders who received only the Notice of Internet Availability of Proxy Materials, may be obtained by writing to National General Holdings Corp., 59 Maiden Lane, 38th Floor, New York, New York 10038, Attention: Corporate Secretary.

On behalf of the officers, directors and employees of National General, I would like to express our appreciation for your continued support.

Sincerely,

Jeffrey Weissmann
General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the 2020 Annual Shareholders Meeting to Be Held on April 29, 2020:

Our proxy statement, proxy card and 2019 Annual Report to Shareholders are available at

https://www.proxyvote.com.

NATIONAL GENERAL HOLDINGS CORP.

PROXY STATEMENT

General Information

This proxy statement is furnished to you and other shareholders of National General Holdings Corp. (“National General,” “the Company,” “our,” “us,” or “we”) in connection with the solicitation of proxies by our board of directors to be used at our 2020 Annual Meeting of Shareholders, which will be held at the Company’s offices at 59 Maiden Lane, 38th Floor, New York, New York 10038, on Wednesday, April 29, 2020, at 10:30 a.m. (Eastern time) and any adjournment or postponement thereof (the “Annual Meeting”). All shareholders are entitled and encouraged to attend the Annual Meeting in person.

Notice and Access

This year, we will be using the “Notice and Access” method of furnishing proxy materials to our shareholders via the Internet. On March 20, 2020, we will send to our shareholders a Notice Regarding the Availability of Proxy Materials, which contains information about the Annual Meeting and instructions on how to view all proxy materials on a website referred to in the notice or to request to receive printed copies of the proxy materials or future proxy materials by mail. The notice also explains how to vote online or by telephone. This notice is not a proxy card and cannot be used to vote your shares.

On the same day, we will begin mailing paper copies of our proxy materials to shareholders who have requested them. Those shareholders who do not receive a Notice Regarding the Availability of Proxy Materials, including shareholders who have previously requested to receive paper copies of our proxy materials, will receive a copy of this proxy statement, the proxy card, and our Annual Report by mail.

Shareholders are urged to vote their shares promptly by telephone, the Internet or by mailing their signed proxy card in the enclosed envelope if the proxy statement was mailed to them in order to make certain that their shares are voted at the Annual Meeting. All shares of common stock represented by properly executed or submitted proxies received pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card or your properly submitted online instruction gives no voting direction whatsoever, the shares will be voted “FOR” the Company’s slate of directors described herein, “FOR” the ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2020, “FOR” the approval, on an advisory, non-binding basis, of the executive compensation of our named executive officers, as described in this proxy statement, and “FOR” the approval, on an advisory, non-binding basis, of a triennial frequency (i.e., every three years) for the advisory approval of the compensation of our named executive officers. In connection with any other business that may properly come before the Annual Meeting, all properly executed proxies delivered by mail or proxies properly submitted by telephone or Internet pursuant to this solicitation and not revoked will be voted in the discretion of the persons appointed as proxies and named in the proxy. A shareholder signing and returning the accompanying proxy by mail or properly submitting a proxy by telephone or Internet has the power to revoke it at any time prior to its exercise by giving written notice of revocation to our Corporate Secretary sent to our Company offices at 59 Maiden Lane, 38th Floor, New York, New York 10038 Attn: Corporate Secretary, by properly submitting, either by mail, telephone or Internet, a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not constitute, in itself, revocation of a proxy.

Proxy Solicitation Expenses

We will pay all expenses in connection with this solicitation of proxies and such costs as those normally expended in connection with an annual proxy statement. Proxies will be solicited by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies by telephone, email or in person and will not receive any special compensation for taking such actions. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

Voting Rights

The Board has fixed the close of business on March 6, 2020 as the record date for determining the holders of common stock entitled to notice of and to vote at the Annual Meeting. Each such shareholder is entitled to one vote per share. As of the record date, there were 113,708,996 shares of common stock outstanding and entitled to vote at the Annual Meeting. A majority of the shares of our common stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

In voting by proxy with regard to the election of directors, shareholders may vote in favor of each nominee or withhold their votes as to each nominee. Should any nominee become unable to accept nomination or election, which is not currently anticipated, the persons appointed as proxies will vote for the election of such other person as a director as the present directors may recommend in the place of such nominee. The information set forth below regarding the nominees is based on information furnished by them. In voting by proxy with regard to the ratification of our independent auditors or approval, on an advisory, non-binding basis, of the executive compensation of our named executive officers, shareholders may vote in favor of or against such proposal or may abstain from voting. In voting by proxy with regard to the advisory, non-binding resolution on the recommended frequency for which our shareholders will be entitled to approve, on an advisory basis, the executive compensation of our named executive officers, shareholders may vote for triennial, biennial or annual frequency or may abstain from voting.

The eight candidates receiving the greatest number of votes will be elected as our directors. The affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is necessary to ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2020 and to approve, on an advisory, non-binding basis, the executive compensation of our named executive officers. The choice of every one year, two years or three years approved by the shareholders in the advisory, non-binding vote on the frequency of the advisory approval of the executive compensation of our named executive officers that receives the greatest number of votes cast will be deemed the choice of the shareholders.

Shareholder abstentions and broker non-votes will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum but will be counted as unvoted for the purposes of determining the approval of any matter submitted to the shareholders for a vote. A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter and the broker is barred by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter. Brokers will have voting discretion for shares registered in their own name on Proposal 2 to ratify the appointment of our independent auditors, but not on Proposal 1 to elect directors, Proposal 3 to approve, on an advisory, non-binding basis, named executive officer compensation, or Proposal 4 to recommend, on an advisory, non-binding basis, the frequency with which our shareholders will be entitled to approve, on an advisory, non-binding basis the executive compensation of our named executive officers. With respect to Proposal 1, a withhold or broker non-vote has the same effect as a vote against a director nominee, as each withhold vote or broker non-vote would be one less vote in favor of a director nominee. With respect to Proposals 2 and 3, an abstention will count as a vote “against” the proposal. An abstention with respect to Proposal 4 has no effect on the outcome of the vote. Broker non-votes are not counted as voting power present, and therefore, will have no effect on the vote for Proposals 3 and 4.

PROPOSAL 1: ELECTION OF DIRECTORS

Our board of directors consists of eight members. All directors will be elected at the Annual Meeting, each to serve for a one-year term until the 2021 Annual Meeting of Shareholders and until the election or appointment and qualification of his or her successor, or until his or her earlier death, resignation or removal. Upon recommendation of the Nominating and Corporate Governance Committee, the board of directors has unanimously nominated Dr. Barbara Paris and Messrs. Donald T. DeCarlo, Patrick Fallon, Barry Karfunkel, Robert Karfunkel, John Marshaleck, John D. Nichols, Jr., and Barry D. Zyskind for re-election as directors at the Annual Meeting. Proxies cannot be voted for more than eight director nominees.

Each of the director nominees who is standing for re-election to the board of directors has consented to serve for a new term, if elected. The board of directors does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our board of directors may recommend.

The information for each nominee below is as of March 6, 2020, unless otherwise indicated.

Nominees for Election of Directors

Donald T. DeCarlo, 81, has served on our board of directors since 2010 and is also a director of our subsidiaries, National Health Insurance Company and Century-National Insurance Company. He is also a director of AmTrust Financial Services, Inc. (“AmTrust”) and many of its subsidiaries, where he has served since 2006. Mr. DeCarlo is an attorney in private practice. Mr. DeCarlo served as the chairman of the board of commissioners of the New York State Insurance Fund from 2011 until October 2012 and served as a commissioner from 1997 through 2009. From 1994 to 1997, Mr. DeCarlo served as Vice President and General Counsel of Travelers Insurance Companies. From 1997 to 2004, Mr. DeCarlo practiced at the law firm of Lord, Bissell & Brook, LLP, where he served as managing partner of the New York office prior to his departure. He is also a director of Greater New York Mutual Insurance Company (an insurer that primarily underwrites large property coverages) and its subsidiaries, Greater New York Custom Insurance Company, Insurance Company of Greater New York, Strathmore Insurance Company and Gramercy Indemnity Company.

Mr. DeCarlo has been selected to serve on our board of directors because of his extensive experience in the insurance industry.

Patrick Fallon, 75, joined our board of directors in 2013. Mr. Fallon is a leading banking executive with extensive experience providing financial services for leading corporations. Mr. Fallon is currently a Managing Director and Chief Operating Officer of CSG Partners, a New York headquartered boutique investment banking firm, predominantly specializing in ESOP advisory work, which he joined in December 2013. Prior to that, Mr. Fallon was a consultant to Northfield Bank. From 2009 to 2012, Mr. Fallon was a founder of, and president-commercial markets for, First National Bank of New York. From 1973 to 2009, Mr. Fallon was a senior banker for JPMorgan Chase, where he served as senior vice president & managing director from 1991 to 2009 and was a regional head of banking relationships.

Mr. Fallon has been selected to serve on our board of directors because of his extensive experience as a banking executive, providing financial services to major corporations.

Barry Karfunkel, 39, a director since 2010, has served as Chief Executive Officer of the Company since April 2016 and co-chairman of the Board since May 2018. He also served as President of the Company from November 2015 to May 2018, a position that he previously held from 2010 through 2013 prior to the Company becoming a publicly listed company. He previously served as executive vice president and chief marketing officer of the Company from 2013 to 2015. He serves as an officer and director of many of our subsidiaries. From 2009 to 2010, he was a managing director with Maiden Capital Solutions and from 2007 to 2009 he was an analyst with AmTrust Capital Partners.

Mr. B. Karfunkel has been selected to serve on our board of directors because of his management, finance and insurance industry knowledge and experience and his marketing expertise.

Robert Karfunkel, 35, a director since 2016, currently serves as President of the Company and co-chairman of the Board, a position he has held since May 2018. Mr. Karfunkel previously served as Executive Vice President and Chief Marketing Officer from 2016 to 2018 and Executive Vice President – Strategy and Development from 2010 to 2016. From 2010 until the completion of our initial private placement in June 2013, he also served as a director of the Company. He also serves as a director and President of many of our subsidiaries. He began his career as a marketing analyst for Maiden Reinsurance from 2009 to 2010.

Mr. R. Karfunkel has been selected to serve on our board of directors because of his insurance industry knowledge and experience and his marketing expertise.

John Marshaleck, 68, joined our board of directors in 2016. He previously served as Chief Financial Officer of Maiden Holdings, Ltd., a Bermuda-based reinsurance company, from 2009 until 2014, when he retired. Prior to that role, he served as Chief Operating Officer and Secretary of Maiden Holdings, Ltd. From 1983 to 2008, Mr. Marshaleck served in several capacities with GMAC RE and its predecessors, including president, chief operating officer and chief financial officer.

Mr. Marshaleck has been selected to serve on our board of directors because of his diverse and extensive insurance and accounting experience and because he qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations and applicable Nasdaq listing standards.

John “Jay” D. Nichols, Jr., 60, joined our board of directors in 2017. Mr. Nichols currently serves Chairman of the Board of Directors of Protective Insurance Corporation (formerly Baldwin & Lyons, Inc.), a property and casualty insurer, where he also served as interim Chief Executive Officer from October 2018 to May 2019. He previously served as Chief Executive Officer of AXIS Re, a reinsurance company, from 2012 until 2017. Prior to that role, Mr. Nichols was the President of RenaissanceRe Ventures, Ltd., where he was responsible for business development and the management of RenaissanceRe’s Joint Ventures and Venture Capital business, which included responsibility for the formation of DaVinci Reinsurance, and Top Layer Reinsurance, as well as several sidecars and other ventures. He joined RenaissanceRe in 1995 and was President from 2001 to 2010. In addition, Mr. Nichols has held various positions at Hartford Steam Boiler, Monarch Capital and accounting firm Matson, Driscoll and D’Amico. He is also a director of Delaware North Companies, Brit Reinsurance Ltd. and Enhanze Reinsurance Ltd.

Mr. Nichols has been selected to serve on our board of directors because of his extensive global insurance and reinsurance background, and his management experience and knowledge.

Barbara Paris, M.D., 68, joined our board of directors in 2013. Since 2002, Dr. Paris has been the vice-chair, medicine and the director of the Division of Geriatrics at Maimonides Medical Center. Since 2003, she has also been a Clinical Professor of Geriatrics and Palliative Medicine at the Mount Sinai School of Medicine.

Dr. Paris has been selected to serve on our board of directors because she is an experienced senior physician who has served in many leadership roles and we believe her experience is beneficial to our Accident & Health (“A&H”) segment.

Barry Zyskind, 48, joined our board of directors in 2013 and served as non-executive chairman from May 2016 to May 2018. Mr. Zyskind serves as chairman and chief executive officer of AmTrust, where he also previously served as president from 2000 to December 2019. Mr. Zyskind also serves as non-executive chairman of the board of Maiden Holdings, Ltd. Prior to joining AmTrust in 1998, Mr. Zyskind was an investment banker at Janney Montgomery Scott, LLC in New York.

Mr. Zyskind has been selected to serve on our board of directors because of his business experience, including his significant executive experience in insurance business operations, his finance, strategic planning and information technology expertise, his knowledge of the insurance industry and his experience serving as a public company director.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

National General Holding Corp., a specialty personal lines insurance holding company, is a Delaware corporation. Shares of our common stock began trading on the Nasdaq Global Market (“Nasdaq”) on February 20, 2014.

Board of Directors

Our Certificate of Incorporation provides that our Board shall consist of not less than five directors and not more than eleven directors, with the exact number to be set by the Board from time to time. Currently, our board of directors consists of eight members. Directors elected at the Annual Meeting will each serve for a one-year term until the 2021 Annual Meeting of Shareholders and until the election or appointment and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Our board of directors met on eight (8) occasions during 2019. Each of our directors attended 75% or more of the aggregate total of the Board meetings and Board committee meetings on which such director served, during the period that such person served as a director or committee member. We encourage and expect all of the directors to attend each annual meeting of shareholders. To that end, and to the extent reasonably practicable, we plan to schedule a meeting of the Board on the day of the Annual Meeting. All of our directors then-serving were present at the 2019 annual meeting of our shareholders.

Independence of Directors

Our board of directors has determined that five of our eight nominees, Donald DeCarlo, Patrick Fallon, John Marshaleck, Jay Nichols, and Barbara Paris, are independent directors under the Nasdaq listing standards. The remaining three nominees, Barry Karfunkel, Robert Karfunkel and Barry Zyskind, do not qualify as independent directors.

Nasdaq requires that the majority of the Company’s board of directors be independent, and that all board committees be entirely independent. We are in compliance with all of these independence requirements.

Executive Sessions

As required under Nasdaq Listing Rule 5605(b)(2), our independent directors met in executive session at least twice during 2019.

Board Committees

Our Board has established the following committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Our Board may, from time to time, establish or maintain additional committees as it deems necessary or appropriate.

The membership of the existing committees as of March 6, 2020 is provided in the following table.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Donald DeCarlo		X*	X*
Patrick Fallon	X	X
John Marshaleck	X*		X
Jay Nichols		X
Barbara Paris	X

*	Committee Chair

Audit Committee

The Audit Committee oversees our auditing, accounting, financial reporting, internal audit and internal control functions, appoints our independent public accounting firm and approves its services and compensation. One of its functions is to assure that the independent public accountants have the freedom, cooperation and opportunity necessary to accomplish their functions. The Audit Committee also assures that appropriate action is taken on the recommendations of the independent public accountants. In carrying out its oversight of our independent public accounting firm, the Audit Committee, among other things, ensures the rotation of the lead (or coordinating) audit partner having primary responsibility for our audit and the audit partner responsible for reviewing our audits as required by law, and meets with the independent auditor prior to the audit to discuss the planning and staffing of the audit. The Audit Committee also communicates with our independent auditor on matters related to the conduct of our audit and any critical audit matters (CAM) identified by our independent auditor.

As part of its oversight responsibilities, the Audit Committee also discusses with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies. The Committee also discusses with the Company’s General Counsel legal matters that may have a material impact on the Company’s financial statements or compliance policies. The Audit Committee also reviews and approves related-party transactions and conflicts of interest.

Our Audit Committee Charter, which describes all of the Audit Committee’s responsibilities, is posted under the “Corporate Governance” tab on the Investor Relations section of our website (www.nationalgeneral.com) and is available in print to any shareholder who requests a copy from the Company.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that each member of the Audit Committee meets the independence standards contained in the Nasdaq listing standards and the independence requirements contained in Rule 10A-3(b)(1) of the Exchange Act. In addition, the Board has determined that Mr. Marshaleck qualifies as an “audit committee financial expert” within the meaning of SEC regulations and applicable Nasdaq listing standards.

The Audit Committee met five (5) times in 2019.

Compensation Committee

The Compensation Committee reviews and determines, together with the other directors if directed by the board of directors, the compensation of our named executive officers and reviews and approves employment and severance agreements with our named executive officers. The Compensation Committee also administers the grant of awards under the Company’s 2019 Omnibus Incentive Plan (“2019 Plan”) (and previously, the 2013 Equity Incentive Plan (the “2013 Plan”)) and establishes and reviews policies relating to the compensation and benefits of our employees and consultants. As permitted by the terms of the 2019 Plan (and previously, the 2013 Plan), the Compensation Committee may delegate authority to our chief executive officer to designate certain individuals (including employees who are not directors or executive officers) who will receive equity awards upon initial hire and the size of such awards, up to a limited number of shares. We expect that final compensation decisions for officers who are not named executive officers will be made by our chief executive officer in consultation with members of senior management.

In 2019, the Compensation Committee retained Meridian Compensation Partners, LLC as its independent compensation consultant to assist with the annual incentive compensation program for our named executive officers and other disclosure items. The Compensation Committee reviewed the independence of Meridian Compensation Partners, LLC and found no conflict of interest existed.

Our Compensation Committee Charter, which describes all of the Compensation Committee’s responsibilities, is posted under the “Corporate Governance” tab on the Investor Relations section of our website (www.nationalgeneral.com) and is available in print to any shareholder who requests a copy from the Company.

The Compensation Committee met two (2) times in 2019.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and nominates individuals qualified to become members of the board of directors, makes recommendations concerning the size, structure, and composition of the board of directors and its committees, develops and recommends to the board of directors a set of corporate governance principles applicable to the Company, and oversees the evaluation of the board of directors and management. The Nominating and Corporate Governance Committee also oversees and makes recommendations regarding other corporate governance matters, including the Company’s director compensation policy, compliance with listing standards for independent directors, committee assignments and conflicts of interest.

Our Nominating and Corporate Governance Committee Charter, which describes all of the Nominating and Corporate Governance Committee’s responsibilities, is posted under the “Corporate Governance” tab on the Investor Relations section of our website (www.nationalgeneral.com) and is available in print to any shareholder who requests a copy from the Company.

The Nominating and Corporate Governance Committee met one (1) time in 2019.

Compensation Committee Interlocks and Insider Participation

During 2019, none of the Company’s executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and none of the Company’s executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board.

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the independence, skills, characteristics and experience of potential candidates for election to the Board and recommends nominees for director to the full Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee assesses the overall composition of the Board, taking into account its representation of skills, backgrounds, diversity and contacts in the insurance industry or other industries relevant to our business. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Committee does, at a minimum, assess each candidate’s ability to satisfy any applicable legal requirements or listing standards, his or her strength of character, judgment, specific areas of expertise and his or her ability and willingness to commit adequate time to Board and Committee matters. While neither the Nominating and Corporate Governance Committee nor the Board has a formal policy with respect to the consideration of diversity in identifying director nominees, they do consider diversity when evaluating potential Board nominees. They consider diversity to include race, gender and national origin, as well as differences in viewpoint, background, experience and skills.

In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources. The Nominating and Corporate Governance Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee also assesses the contributions of those directors recommended for re-election and other perceived needs of the Board. In 2020, this process resulted in the Nominating and Corporate Governance Committee’s recommendation to the Board, and the Board’s nomination, of the eight incumbent directors named in this proxy statement and proposed for election by you at the Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. Shareholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s full name and address, résumé and biographical information to the attention of the Corporate Secretary, National General Holdings Corp., 59 Maiden Lane, 38th Floor, New York, New York 10038. All director candidate recommendations received by the Corporate Secretary must also satisfy our bylaw requirements relating to director nominations to be presented to the Nominating and Corporate Governance Committee for its consideration. For additional information about the deadlines for submitting director candidates for consideration at our 2021 Annual Meeting, please see “Additional Matters – Shareholders’ Proposals for the 2021 Annual Meeting.”

Oversight of Risk Management

We are exposed to a number of risks and undertake at least annually an enterprise risk management review to identify and evaluate these risks and to develop plans to manage them effectively. We have an enterprise risk management committee comprised of members of senior management. The enterprise risk management committee reports directly to the Audit Committee. Our Chief Risk Officer is directly responsible for our enterprise risk management function and reports to our Chief Financial Officer and General Counsel, and for this purpose, directly to the Audit Committee. The Chief Risk Officer receives regular reports from various operational groups and identifies, measures, aggregates and manages key risk exposures within predetermined tolerance levels across the entire organization. The Chief Risk Officer also reviews, with the enterprise risk management committee, our general policies and procedures to ensure that effective systems of risk controls are maintained. The enterprise risk management committee also reviews and approves our annual Own Risk and Solvency Assessment (ORSA) report. Additionally, the Chief Risk Officer develops a process to ensure we optimize capital allocation and have sufficient capital to withstand stressed economic conditions. In fulfilling his risk management responsibilities, the Chief Risk Officer works closely with members of senior management, including the Chief Financial Officer, General Counsel and our Internal Audit department.

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of our enterprise risk management function. In that regard, in 2019, the Audit Committee received regular updates with respect to the risks facing us, highlighting any new risks that may have arisen since they last met.

The Audit Committee also reviews and receives regular reports concerning the Company’s information security and technology risks (including cybersecurity) from the Chief Information Security Officer and discusses with management the processes used to assess and manage the Company’s exposure to such risks. The Chief Information Security Officer leads our cybersecurity risk management program, which is integrated into the overall enterprise risk management (ERM) program overseen by the Audit Committee.

Leadership Structure

The Company’s Chief Executive Officer, Barry Karfunkel, and President, Robert Karfunkel, have served as Co-Chairmen of the Board of Directors since May 2018. The Company does not have a policy to separate the roles of Chief Executive Officer and Co-Chairman of the Board, as the Board believes the decision to combine or separate those roles is dependent in large part on the strengths and personalities of the individuals involved, current business conditions and the industry in which the Company operates. The Board believes that the appointment of Messrs. B. Karfunkel and R. Karfunkel as executive Co-Chairmen ensures that the Company’s day-to-day management and operations remain consistent with the strategic vision of the Board of Directors, and that this board leadership structure facilitates effective leadership and serves the Company well. The Board’s role in risk oversight does not have any effect on the Board’s leadership structure. The Board of Directors has not designated a lead director and receives strong leadership from all of its members. The Board of Directors believes that this open structure, as compared to having a lead director, facilitates a greater sense of responsibility among each director and facilitates active and effective oversight by the Board of Directors.

Code of Business Conduct and Ethics

All directors, officers, and employees must act ethically at all times and in accordance with our Code of Business Conduct and Ethics. This Code satisfies the definition of “code of ethics” pursuant to the rules and regulations of the SEC and complies with the requirements of Nasdaq. Our Code of Business Conduct and Ethics is posted under the “Corporate Governance” tab on the Investor Relations section of our website (www.nationalgeneral.com) and is available in print to any shareholder who requests a copy. We will disclose any amendments or waivers to the Code of Business Conduct and Ethics on our website.

Policy on Hedging and Pledging of Company Stock

The Company does not have any practices or policies that prohibit hedging or pledging the Company’s equity securities by employees, executive officers or directors.

Shareholder Communications

Shareholders and other interested persons may contact the non-management directors individually or as a group by writing to such director(s) at National General Holdings Corp., c/o Corporate Secretary, 59 Maiden Lane, 38th Floor, New York, New York 10038. Shareholders may also send communications to one or more members of the Board by writing to such director(s) or to the whole Board at the same address. The Corporate Secretary delivers all such communications to the addressee(s) set forth in the communication.

COMPENSATION OF DIRECTORS

Our director compensation program is designed to attract and retain highly qualified directors and align their interests with those of our shareholders. We compensate directors who are not employed by the Company with a combination of cash and equity awards. Barry Karfunkel, Robert Karfunkel, and Barry Zyskind do not receive any compensation for serving on our board of directors.

The Nominating and Corporate Governance Committee annually reviews the director compensation program and recommends proposed changes for approval by the Board. As part of this review, the Nominating and Corporate Governance Committee considers the significant amount of time expended and the skill level required by each director not employed by the Company in fulfilling his or her duties on the Board, each director’s role and involvement on the Board and its committees and the market compensation practices and levels of our peer companies.

For 2019, our director compensation program consisted of the following:

Annual Retainer (payable in quarterly increments)	$80,000
Equity Award (subject to 1-year vesting schedule)	1,500 restricted stock units
Audit Committee Chair Supplemental Annual Retainer	$20,000
Audit Committee Member Supplemental Annual Retainer	$10,000
Compensation Committee Member Supplemental Annual Retainer	$10,000
Nominating and Corporate Governance Member Supplemental Annual Retainer	$5,000

All Board fees are paid pro rata in quarterly installments.

On May 6, 2019, each of our non-employee directors that were serving on that date received a grant of 1,500 restricted stock units under our 2013 Plan subject to a one-year vesting schedule, with full vesting on the first anniversary of the grant date. Vested restricted stock units are automatically converted to common stock on a one-for-one basis on the vesting date. All unvested restricted stock units are forfeited if the director resigns or is terminated from his or her position before the stock award has become vested.

The following table sets forth compensation earned by our non-employee directors during the fiscal year ended December 31, 2019:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Donald DeCarlo	$95,000	$37,335	$132,335
Patrick Fallon	100,000	37,335	137,335
John Marshaleck	105,000	37,335	142,335
Jay Nichols	90,000	37,335	127,335
Barbara Paris, M.D.	90,000	37,335	127,335

(1)

Reflects the grant date fair value of the restricted stock unit grant calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”) as discussed in Note 18 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. The grant date fair value of these awards is equal to the closing price of our common stock on the day prior to the date of grant ($24.89) multiplied by the number of restricted stock units awarded to each director. As of December 31, 2019, each of Messrs. DeCarlo, Fallon, Marshaleck and Nichols and Dr. Paris had 1,500 unvested restricted stock units. In addition, as of December 31, 2019, each of Messrs. DeCarlo and Fallon and Dr. Paris had 10,000 fully vested and exercisable option awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock by each person or group known by us to own more than 5% of our common stock. Ownership percentages in this table and the following table are based on 113,708,996 shares of common stock outstanding as of March 10, 2020. All of the greater than 5% owners have sole voting and investment power over the shares of common stock listed, except as otherwise provided below.

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class
Leah Karfunkel	44,594,570	(1)	39.22%
59 Maiden Lane, 38th Floor New York, New York 10038

MSD Capital, L.P. and MSD Partners, L.P.	8,366,583	(2)	7.36%
645 Fifth Avenue, 21st Floor New York, New York 10022

The Vanguard Group	6,446,975	(3)	5.67%
100 Vanguard Blvd. Malvern, Pennsylvania 19355

(1)

These shares of common stock are held by Leah Karfunkel, individually, and the Leah Karfunkel 2016-NG GRAT (the “GRAT”) and The Michael Karfunkel Family 2005 Trust (the “Family Trust” and together with the GRAT, the “Trusts”), of which Leah Karfunkel is trustee and co-trustee, respectively. ACP Re Holdings, LLC, a Delaware LLC owned 99.9% by the Family Trust, holds 14,000,000 of the shares of Common Stock and Mrs. Karfunkel has sole voting and investment power over the shares held by ACP Re Holdings, LLC. Mrs. Karfunkel is the wife of the Company’s deceased founder Michael Karfunkel. Barry Zyskind, a director, is co-trustee of the Family Trust, but has no beneficial ownership over any shares of our Common Stock held by the Family Trust.

(2)

Based on the Schedule 13G filed on June 19, 2017. Each of MSD Sparrowhawk, L.P., Black Marlin Investments, LLC, Coral Rock Investments, L.P., Vermeer Investments, LLC and MSD Credit Opportunity Master Fund, L.P. is the direct owner of the securities reported as owned by them in the Schedule 13G. MSD Capital, L.P. is a member of, and may be deemed to beneficially own securities beneficially owned by, Black Marlin Investments, LLC and Vermeer Investments, LLC. MSD Capital, L.P. is the general partner of, and may be deemed to beneficially own securities beneficially owned by, Coral Rock Investments, L.P. and MSD Sparrowhawk, L.P. MSD Capital Management, LLC is the general partner of, and may be deemed to beneficially own securities beneficially owned by MSD Capital, L.P. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of, and may be deemed to beneficially own securities beneficially owned by MSD Capital Management, LLC. Michael S. Dell is the controlling member of, and may be deemed to beneficially own securities beneficially owned by MSD Capital Management, LLC. Each of Messrs. Dell, Fuhrman, Phelan and Lisker disclaims beneficial ownership of such securities except to the extent of any pecuniary interest therein. MSD Partners is the investment manager of, and may be deemed to beneficially own securities beneficially owned by, MSD Credit Opportunity Master Fund, L.P. MSD Partners (GP), LLC is the general partner of, and may be deemed to beneficially own securities beneficially owned by, MSD Partners, L.P. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of, and may be deemed to beneficially own securities beneficially owned by, MSD Partners (GP), LLC. Each of Messrs. Fuhrman, Phelan and Lisker disclaims beneficial ownership of such securities except to the extent of any pecuniary interest therein.

(3)

Based on the Schedule 13G/A filed on February 12, 2020. The Vanguard Group reports sole voting power over 112,776 shares, shared voting power over 11,752 shares, sole investment power over 6,332,923 shares and shared investment power over 114,052 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 102,300 shares of the Company’s common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 22,228 shares of NGHC common stock as a result of its serving as investment manager of Australian investment offerings.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock by each director, each nominee for director, each person named in the Summary Compensation Table under “Executive Compensation,” and of all our directors and executive officers as a group as of March 10, 2020. For purposes of the table below, derivative securities that were exercisable as of March 10, 2020 or are exercisable or will vest within 60 days of March 10, 2020 into common stock are considered outstanding and beneficially owned by the person holding the derivative securities for the purposes of computing beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. All of the directors, director nominees and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with his or her spouse, except as otherwise provided below.

Name of Beneficial Owner	Amount & Nature of Beneficial Ownership(1)		Percent of Class
Barry Karfunkel	1,286,981	(2)	1.12%
Robert Karfunkel	1,210,259	(3)	1.06%
Michael Weiner	650,398		*
Jeffrey Weissmann	375,037	(4)	*
Peter Rendall	14,732		*
Barry Zyskind	320,000	(5)	*
Donald DeCarlo	17,000		*
Patrick Fallon	17,000		*
Barbara Paris, M.D	17,000		*
John Marshaleck	9,500		*
Jay Nichols	27,500		*

All executive officers and directors as a group (12 persons)	3,946,902		3.45%

*	Less than one percent.
(1)

Includes shares the individuals have the right to acquire upon the exercise of options: Mr. B. Karfunkel – 743,500; Mr. R. Karfunkel – 743,500; Mr. Weiner – 520,450; Mr. Weissmann – 320,103; Mr. DeCarlo –10,000; Mr. Fallon – 10,000; Dr. Paris – 10,000; and all executive officers and directors as a group – 2,357,553 shares. With respect to shares held by Messrs. DeCarlo, Fallon, Marshaleck, and Nichols and Dr. Paris, includes 1,500 restricted stock units for each such director vesting within 60 days of March 10, 2020.

(2)	Includes 320,000 shares of common stock held by the Barry S. Karfunkel 2016 GST Trust, of which Mr. B. Karfunkel’s spouse is the trustee.
(3)	Includes 320,000 shares of common stock held by the Robert M. Karfunkel 2016 GST Trust, of which Mr. R. Karfunkel’s spouse is the trustee.
(4)	Includes 1,600 shares of common stock held indirectly by Mr. Weissmann as Uniform Transfers to Minors Act (UTMA) Custodian for custodial accounts for his children.
(5)	Includes 285,000 shares of common stock held by Mr. Zyskind’s spouse and 35,000 shares of common stock held by the Barry D. Zyskind GST Trust, of which Mr. Zyskind’s spouse is the trustee

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The second proposal is to ratify the selection of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. E&Y was engaged by the Company to serve as its independent registered public accounting firm for the year ended December 31, 2017 and began its engagement in the first quarter of 2017.

Although not required by our bylaws or otherwise, the board of directors is submitting the appointment to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain E&Y, and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our shareholders.

A representative of E&Y will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

Audit and Non-Audit Fees

Our Audit Committee approves the fees and other significant compensation to be paid to our independent auditors for the purpose of preparing or issuing an audit report or related work. Our Audit Committee also preapproves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for us by our independent auditors, subject to the de minimis exceptions for non-audit services described in the Exchange Act.

Our Audit Committee reviewed and discussed with E&Y the following fees for services rendered for the 2019 and 2018 fiscal years and considered the compatibility of non-audit services with E&Y’s independence.

The following table presents the aggregate fees billed or expected to be billed for professional services rendered to us by E&Y for 2019 and 2018. Other than as set forth below, no professional services were rendered or fees billed by E&Y or its international affiliates during 2019 and 2018.

Ernst & Young LLP	2019	2018
Audit Fees (1)	$7,239,400	$7,233,635
Audit-Related Fees (2)	312,500	338,840
Tax Fees (3)	1,184,180	665,000
All Other Fees(4)	255,000	247,250

Total	$8,991,080	$8,484,725

(1)

Audit fees relate to professional services rendered for: (i) the integrated audit of our annual financial statements and internal control over financial reporting, (ii) interim reports, (iii) comfort letters, (iv) acquisition work related to the audit, (v) audit of domestic and international statutory reports, and (vi) expenses incurred related to services performed.

(2)	Audit-related fees relate to professional services rendered for: (i) benefit plan audits, (ii) the audits of service organization internal controls, and (iii) regulatory compliance services.
(3)	Tax fees relate to professional services rendered for: tax compliance and consultation services.
(4)	All other fees relate to professional services rendered for: actuarial services.

Pre-Approval Policies and Procedures of the Audit Committee

Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms thereof, to be performed for us by the independent auditors, subject to the exceptions for certain non-audit services approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Exchange Act. The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level. In addition, from time to time, we may want the independent auditors to perform additional permitted services that the Audit Committee must pre-approve before the independent auditors can proceed with providing such services. In doing this, the Audit Committee has established a procedure whereby a partner of our independent auditor, in conjunction with our Chief Financial Officer, will contact the Audit Committee Chairperson and obtain pre-approval (verbally or via email) for such services, to be followed (where appropriate) by a written engagement letter confirming such arrangements, signed by both our Chief Financial Officer and Audit Committee Chairperson. In addition, all audit and permissible non-audit services in excess of 5% over the pre-approved cost level must be separately pre-approved by the Audit Committee.

The Audit Committee may form and delegate to a subcommittee consisting of one or more members (provided that such person(s) are independent directors) its authority to grant pre-approvals of audit, permitted non-audit services and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s role includes the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; and our compliance with related legal and regulatory requirements. The Audit Committee oversees the appointment, engagement, compensation, termination and oversight of our independent auditors, including conducting a review of their independence, reviewing and approving the planned scope of our annual audit, overseeing our independent auditors’ audit work, reviewing and pre-approving any audit and non-audit services that may be performed by our independent auditors, reviewing with management and our independent auditors the adequacy of our internal financial and disclosure controls, reviewing our critical accounting policies and the application of accounting principles, and monitoring the rotation of partners of our independent auditors on our audit engagement team as required by law. The Audit Committee has established procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent auditors.

Each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC and Nasdaq for audit committee membership and is an “independent director” within the meaning of applicable Nasdaq listing standards. Each Audit Committee member meets the Nasdaq’s financial literacy requirements, and the Board has further determined that Mr. Marshaleck is an “Audit Committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, and also meets the Nasdaq’s professional experience requirements. The Audit Committee acts pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and Nasdaq, which can be found on the Investor Relations section of our website (www.nationalgeneral.com).

We have reviewed and discussed the audited financial statements with management and with our independent auditors. We met with our independent auditors to discuss results of their examinations and the overall quality of our financial reporting.

We have discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, we received the written disclosures and the letter from the independent auditors pursuant to applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and have discussed with the independent auditors their independence, including a review of both audit and non-audit fees.

Based upon the review and discussions described in the preceding paragraphs, we recommended to our Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

February 20, 2020	John Marshaleck (Chairman) Patrick Fallon Barbara Paris

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The table below sets forth the names, ages and positions of our executive officers:

Name	Age	Position(s)
Barry Karfunkel	39	Chief Executive Officer and Co-Chairman
Michael Weiner	48	Executive Vice President, Chief Financial Officer and Treasurer
Robert Karfunkel	35	President and Co-Chairman
Peter Rendall	47	Executive Vice President, Chief Operating Officer
Jeffrey Weissmann	42	Executive Vice President, General Counsel and Secretary
Lawrence Moloney	57	Senior Vice President and Chief Accounting Officer

Set forth below are descriptions of the backgrounds of each of our executive officers, other than Barry Karfunkel and Robert Karfunkel, whose backgrounds are described above under “Proposal 1 - Election of Directors.”

Michael Weiner joined the Company in 2010 as chief financial officer. He has also served as our treasurer since December 2019. Mr. Weiner also serves as an officer and director of many of our subsidiaries. From 2009 to 2010, Mr. Weiner was the global chief financial officer of Ally Financial’s GMAC Insurance unit. From 2008 to 2009, Mr. Weiner was at Cerberus Operations and Advisory Company as a member of the financial services team. Prior to his tenure at Cerberus, Mr. Weiner held a number of financial management positions with Citigroup. He joined Citigroup from KPMG LLP, and began his career at Bankers Trust Company.

Peter Rendall currently serves as chief operating officer of the Company. Mr. Rendall has served as chief operating officer since 2015 and previously served as treasurer from 2011 through February 2019. He joined the Company in 2010 as finance manager. Prior to that, Mr. Rendall held various financial and managerial positions at GMAC Insurance Group with respect to personal lines business since August 2002.

Jeffrey Weissmann, general counsel and secretary, joined the Company in 2011. Mr. Weissmann also serves as an officer and director of many of our subsidiaries. Prior to joining the Company, from 2003 to 2011 Mr. Weissmann practiced law at Cadwalader, Wickersham & Taft, LLP in the securities, mergers & acquisitions and corporate governance areas.

Lawrence Moloney joined the Company in December 2016 as senior vice president, finance and has served as chief accounting officer since May 2017. Prior to joining the Company, Mr. Moloney served as controller of AIG North America, a division of American International Group, Inc., from September 2014 to December 2016. Prior to that role, he served as deputy controller of AIG North America from May 2012 to September 2014. Before his tenure at AIG, Mr. Moloney held a number of financial management positions with Tokio Marine Management. He joined Tokio Marine from Deloitte where he began his career. Mr. Moloney holds the Certified Public Accountant (CPA) and Chartered Management Accountant (CMA) designations.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, has recommended to the Board that the following Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

February 20, 2020	Donald DeCarlo (Chairman) Patrick Fallon Jay Nichols

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes compensation awarded to, earned by or paid to our named executive officers with respect to 2019. Our named executive officers for 2019 are: (i) Barry Karfunkel (Chief Executive Officer); (ii) Michael Weiner (Chief Financial Officer and Treasurer); (iii) Robert Karfunkel (President); (iv) Peter Rendall (Chief Operating Officer); and (v) Jeffrey Weissmann (General Counsel & Secretary). This Compensation Discussion and Analysis provides a detailed review of the Company’s executive compensation program, including its philosophy and objectives, design, process, elements and determination of awards.

The Company’s executive compensation program is designed to attract and retain skilled executives to drive the Company’s strategic plan and lead to greater long-term shareholder value. In 2019, the Compensation Committee has continued its approach to emphasize performance-based measures and targets for the named executive officers in accordance with the revised compensation program implemented in recent years. The Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant to assist with the design and implementation of the 2019 annual incentive plan, based on objective financial metrics to measure performance and payouts.

At our 2017 Annual Meeting of Shareholders, we held our triennial shareholder advisory vote on the compensation of our named executive officers, referred to as a “say on pay” vote. In that vote, shareholders approved the compensation of our named executive officers, with approximately 96% of the shares voted being voted in favor of our executive compensation program. We are providing shareholders with the opportunity to cast a “say on pay” vote at this Annual Meeting. The Compensation Committee remains committed to engaging in an ongoing dialogue with the Company’s shareholders to ensure that any concerns are understood and fully considered by the Compensation Committee as it continues to review and refine the Company’s executive compensation program over time.

Compensation Philosophy and Objectives

Our approach to compensation is based upon a pay-for-performance philosophy. Our executive compensation program is designed to attract, retain and motivate executives with the skills necessary to achieve our business objectives, to reward those individuals for individual performance and to align their compensation with our Company’s performance. The Company seeks to establish and maintain a performance-driven culture that delivers exceptional value to its shareholders, and to reward individuals who fit that culture and reflect the Company’s core values. The Compensation Committee is committed to providing performance-based rewards that are tied to the execution of our business strategy, as measured by operating and financial metrics, execution of management initiatives and shareholder value creation. To align executives’ and shareholders’ interests, the Compensation Committee awards a larger portion of the annual incentive awards in equity. The Company’s executive compensation program is intended to be competitive with the programs of other employers in the industry with whom we compete for talent.

Our Compensation Process

Compensation Committee. Our Compensation Committee, composed solely of independent directors, is responsible for making all executive compensation determinations with respect to our named executive officers. The Compensation Committee, working with our senior management and our independent compensation consultant, develops and implements the Company’s executive compensation program and policies.

The Compensation Committee conducts its annual review of executive performance and compensation in the first quarter of each year.

The Compensation Committee makes incentive compensation decisions based on the Company’s prior year performance, makes prospective adjustments, if any, to base salaries and target bonuses for the then-current year, and grants equity-based awards with multi-year vesting terms. This process includes a review of the performance of the Company and of each named executive officer against pre-established goals, the executive’s duties, responsibilities and experience, his or her personal contribution to the Company’s success, and, on a periodic basis, a comparison of each named executive officer’s compensation to market data for executives in similar positions at peer companies of the Company.

The Compensation Committee may also make compensation adjustments during the course of the year if circumstances are appropriate, such as when an individual is promoted or takes on additional responsibilities. Equity-based awards may also be made to individuals at any time during the year, as the Compensation Committee deems appropriate.

We believe that the compensation levels for our named executive officers are competitive and do not encourage them to take unnecessary or excessive risks.

Management. On an annual basis, our CEO presents performance assessments to the Compensation Committee with respect to each member of the Company’s senior management team, excluding himself, including recommendations for compensation decisions for prior year performance as well as prospective adjustments to compensation targets going forward.

Compensation Consultant. The Compensation Committee has engaged Meridian to serve as its independent compensation consultant. Meridian has been engaged to provide on a periodic basis, among other things, competitive benchmarking assessments of the executive compensation program, peer group analysis and selection, pay program analytics, advice on short- and long-term incentive plan design and appropriate performance measures, and any other executive compensation and governance matters for which the Compensation Committee requests assistance from time to time. Meridian advises the Compensation Committee directly, but it also works closely with management to ensure a collaborative process in implementation of an effective executive compensation program.

Peer Group. With Meridian’s assistance, the Compensation Committee previously selected an appropriate group of peer companies for the purpose of comparing our executive compensation program with market practices and in order to inform the Compensation Committee’s decisions regarding its executive compensation program.    However, the Compensation Committee does not ultimately target or benchmark compensation to any particular percentile of compensation paid by other companies, but rather considers comparator compensation as just one factor in making its compensation decisions. Other factors include Company performance and the individual’s contribution, experience and potential. After taking all these factors into account, the Compensation Committee exercises its judgment in making compensation decisions. We believe this approach gives the Company the flexibility to make compensation decisions based upon all relevant facts and circumstances.

The Company’s 2019 peer group remained unchanged from 2018 and consisted of 17 companies:

Company
Allied World Assurance Company	Kemper Corp.
American National Insurance	Mercury General Corp.
Arch Capital Group Ltd.	Primerica Inc.
Argo Group International Holdings, Ltd.	RLI Corp.
Aspen Insurance Holdings, Ltd.	Selective Insurance Group, Inc.
CNO Financial Group Inc.	Globe Life Inc.
Endurance Specialty Holdings, Ltd.	Validus Holdings, Ltd.
First American Financial Corp	White Mountains Insurance Group Ltd.
The Hanover Insurance Group, Inc.

The Compensation Committee, in consultation with Meridian, used several criteria in the selection of its peer group of companies, including company size, industry competitors, companies with talent overlap, companies with similar organizational structures and business complexity, peers of peers, company life-cycle and geographical considerations, and proxy advisory firm views.

Elements of Compensation

The primary elements of our 2019 executive compensation program are annual base salary, annual cash bonuses and equity incentives. The Compensation Committee assigns a heavier weight to the incentive portion of each named executive officer’s overall compensation reflecting the Committee’s belief that executive compensation should be aligned with the success of the Company and be risk-based depending upon the future performance of the Company. Set forth below is a summary of each component of the 2019 compensation opportunities for our CEO and our other named executive officers.

Base Salary. We use base salary to compensate our employees, including our named executive officers, for performing their day-to-day responsibilities. The Compensation Committee determines the base salary for each named executive officer in consideration of various factors, such as level of responsibility, prior experience, breadth of knowledge, the executive’s individual performance, achievements and contributions to the Company, and external pay practices. The Compensation Committee did not make any changes to the base salaries of the named executive officers for 2019, which were as follows: Barry Karfunkel, $925,000; Michael Weiner, $600,000; Robert Karfunkel, $900,000; Jeffrey Weissmann, $575,000 and Peter Rendall, $550,000.

Incentive Awards. Our annual incentive awards, which include a cash component and an equity component, are designed to motivate our employees, including our named executive officers, to drive various aspects of our business strategy. The equity portion of the incentive award is designed to not only reward named executive officers, but also to closely align their interests to those of our shareholders and to provide an additional incentive to promote our success and to remain in our service. We did not make any changes to the annual incentive opportunities of our named executive officers in 2019.

2019 Annual Incentive Plan. Our 2019 Annual Incentive Plan is designed to reward each named executive officer for his contributions to the Company’s annual performance. The 2019 Annual Incentive Plan uses operating earnings margin (25% weighting), combined ratio (25% weighting), operating return on equity (25% weighting) and gross premium written (25% weighting) as the performance metrics on which payouts are determined under this plan. The Compensation

Committee maintains discretion to modify the actual payouts based on developments in the industry and in the market during the year, as well as based on the Committee’s assessment of the Company’s performance, the individual’s performance or any other factor that the Committee deems relevant. These are common metrics used to measure performance in the insurance industry and are indicative of an insurance company’s financial health. We believe achievement on these metrics will lead to an increase in long-term shareholder value. The performance metrics are defined as follows:

Operating Earnings Margin	Calculated as net income/loss attributable to the Company common stockholders excluding after-tax net gain or loss on investments (including foreign exchange gain or loss), other-than-temporary impairment losses, bargain purchase gains, earnings or losses of equity method investments (related parties), deferred tax asset impairment, non-cash amortization of intangible assets and non-cash impairment of goodwill, and such number is then divided by the total revenue of the Company.

Combined Ratio	The sum of the loss and loss adjustment expense ratio and the operating expense ratio before amortization and impairment

Operating Return on Equity (ROE)	Calculated by dividing annual operating earnings by the average of stockholders’ equity.

Gross Premium Written	Calculated as the premium from each insurance policy that the Company writes, during a reporting period based on the effective date of the individual policy, prior to ceding reinsurance to third parties.

The threshold, target and maximum performance levels for each performance measure are set by the Compensation Committee in consideration of, among other things, our strategic goals, business plans and the degree of difficulty in achieving the targets. It is the goal of the Compensation Committee to establish targets that can be achieved, but only with strong execution on our business strategy. The Compensation Committee considers reaching the maximum performance for each measure to be far less probable than reaching target performance levels. The performance goals (including threshold, target and maximum levels) established by the Compensation Committee for the 2019 fiscal year, as well as the actual performance levels achieved by the Company in 2019, were as follows:

	Performance Measures
	Operating Earnings Margin	Combined Ratio	Operating ROE	Gross Premium Written ($ in millions)
Maximum (200% payout)	10%	90%	13%	$5,516
Target (100% payout)	5%	95%	10%	$5,118
Threshold (50% payout)	0%	100%	7%	$4,721
Actual 2019 Performance	6.4%	91.0%	16.1%	$5,136	Total
2019 Performance Score	128%	180%	200%	104%	153%

The Committee approved the actual cash and equity incentive awards for each named executive officer for 2019 following careful consideration of the Company’s 2019 performance under the principles and performance metrics utilized under the 2019 Annual Incentive Plan (with such performance resulting in a payout percentage equal to 153% of the target as set forth above), as well as the individual performance of each named executive officer and the Company’s excellent operational year.

Accordingly, the Compensation Committee determined to award the named executive officers 153% of their respective target awards. The target incentive value, total incentive payout percentage, and the portion of the 2019 incentive award of each named executive officer that is payable in cash and in equity, respectively, are as set forth in the table below:

Executive	Total Incentive Payout			Incentive Payout Breakdown
	Target	Total payout Percentage	Total Payout	Portion Paid in Cash	Portion Paid in Equity
B. Karfunkel	$3,056	153%	$4,682	$1,771	$2,911
Weiner	$1,350	153%	$2,068	$919	$1,149
R. Karfunkel	$2,700	153%	$4,137	$1,738	$2,399
Weissmann	$1,294	153%	$1,981	$852	$1,129
Rendall	$1,183	153%	$1,811	$778	$1,033

All numbers rounded to the nearest $000

Consistent with past practice, the Committee granted the equity awards as time-based restricted stock units, vesting ratably over three years.

Other Benefits and Perquisites. Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability and our 401(k) savings plan (with a company contribution equal to up to six percent of salary, subject to certain limitations), in each case on the same basis as our other employees, subject to applicable law. Limited perquisites are provided to the named executive officers.

Employment Agreements

We have entered into an employment agreement with Mr. Weiner, which establishes his base salary level and certain bonus opportunity amounts or targets and includes termination payments in certain circumstances. None of our other named executive officers has an employment agreement. See “Employment Agreements with Executive Officers.”

Tax and Accounting Considerations

The Tax Cuts and Jobs Act, which was enacted on December 22, 2017, includes a number of significant changes to Section 162(m) of the Internal Revenue Code (“Section 162(m)”), which generally apply to compensation that would have otherwise been deductible in 2018 and later fiscal years. The changes to Section 162(m) include the repeal of the qualified performance-based compensation exemption and the expansion of the definition of “covered employees” (for example, by including the CFO as a covered employee and causing the tax deductibility limitation of Section 162(m) to continue to apply to covered employees with respect to compensation paid after termination of employment). As a result of these changes, compensation paid to a covered employee generally is not deductible in 2018, 2019 or a later year, to the extent that it exceeds $1 million.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2019

The following table sets forth information with respect to the annual and long-term compensation earned in fiscal years 2019, 2018 and 2017 by our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Barry Karfunkel	2019	$925,000	$—	$2,911,000	$—	$1,771,000	$270	$5,607,270
Chief Executive Officer	2018	925,000	—	3,088,000	—	1,879,000	270	5,892,270
	2017	925,000	751,011	1,846,989	—	—	270	3,523,270

Michael Weiner	2019	600,000	—	1,149,000	—	919,000	8,850	2,676,850
Executive Vice President,	2018	600,000	—	1,219,000	—	975,000	8,700	2,802,700
Chief Financial Officer and Treasurer	2017	600,000	510,011	637,989	—	—	8,550	1,756,550

Robert Karfunkel	2019	900,000	—	2,399,000	—	1,738,000	270	5,037,270
President	2018	900,000	—	2,545,000	—	1,843,000	240	5,288,240
	2017	900,000	765,047	1,062,953	—	—	240	2,728,240

Jeffrey Weissmann	2019	575,000	—	1,129,000	—	852,000	8,700	2,564,700
Executive Vice President,	2018	575,000	—	1,198,000	—	904,000	8,550	2,685,550
General Counsel & Secretary	2017	550,000	476,035	623,965	—	—	8,400	1,658,400

Peter Rendall	2019	550,000	—	1,033,000	—	778,000	8,850	2,369,850
Executive Vice President,	2018	550,000	70,000	1,095,000	—	826,000	8,700	2,549,700
Chief Operating Officer	2017	500,000	383,037	424,964	—	—	8,550	1,316,551

(1)

Represents cash bonuses based on the Compensation Committee’s assessment of prior year performance. For 2018, also includes a cash incentive awarded to Mr. Rendall in the amount of $70,000 related to his efforts planning a pending acquisition.

(2)

Represents the aggregate grant date fair value of awards of restricted stock units computed in accordance with ASC 718, as discussed in Note 18 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. The grant date fair value of the awards granted based on the Compensation Committee’s assessment of 2019 performance is equal to $21.52, which is the closing price at which our common stock traded on February 19, 2020, multiplied by the number of restricted stock units awarded to each named executive officer. The grant date fair value of the 2018 awards is equal to $25.60, which is the closing price at which our common stock traded on February 25, 2019, multiplied by the number of restricted stock units awarded to each named executive officer. The grant date fair value of the 2017 awards is equal to $20.15, which is the closing price at which our common stock traded on February 23, 2018, multiplied by the number of restricted stock units awarded to each named executive officer.

(3)

For all named executive officers, includes imputed income for personal life insurance. For each of Messrs. Weiner, Weissmann and Rendall, includes company contributions to the 401(k) plan for 2019 of $8,400.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to our named executive officers with respect to the fiscal year ended December 31, 2019.

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Barry Karfunkel	2/20/2020	2/20/2020	135,269	2,911,000
Michael Weiner	2/20/2020	2/20/2020	111,477	1,149,000
Robert Karfunkel	2/20/2020	2/20/2020	53,392	2,399,000
Jeffrey Weissmann	2/20/2020	2/20/2020	52,462	1,129,000
Peter Rendall	2/20/2020	2/20/2020	48,001	1,033,000

(1)	The restricted stock units granted on February 20, 2020 vest ratably over three years until fully vested on February 20, 2023.
(2)

This amount reflects the grant date fair value in accordance with FASB ASC 718, as discussed in Note 18 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. The grant date fair value of the awards granted with respect to 2019 is equal to $21.52, which is the price at which our common stock closed on February 19, 2020, multiplied by the number of shares of restricted stock units awarded to each named executive officer.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding the outstanding equity awards at December 31, 2019 of our named executive officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(3)
Barry Karfunkel	743,500	—	$10.50	6/6/2023	203,600	(2)	$4,499,560
Michael Weiner	520,450	—	$10.50	6/6/2023	78,379	(2)	1,732,176
Robert Karfunkel	743,500	—	$10.50	6/6/2023	150,667	(2)	3,329,741
Jeffrey Weissmann	134,228	—	$6.53	1/27/2022	75,808	(2)	1,675,357
	185,875	—	$10.50	6/6/2023
Peter Rendall	—	—	—	—	63,265	(2)	1,398,157

(1)

Each of the named executive officer’s options expiring in 2023 were granted on June 6, 2013 and vested ratably over four years, provided that 25% of the options vested on the first anniversary of the grant date and 6 1/4% of the options vested quarterly thereafter until the fourth anniversary of the grant date. Mr. Weissmann’s options, expiring in 2022, were granted on January 27, 2012 and vested ratably annually over five years until fully vested on January 27, 2017.

(2)

The restricted stock units granted on February 26, 2018 and February 26, 2019 vest ratably over three years until fully vested on February 26, 2021 and February 26, 2022, respectively. The restricted stock units granted on February 28, 2017, which were also subject to a three-year vesting schedule, became fully vested on February 28, 2020.

(3)	Amount is based on the closing price of our common stock of $22.10 on December 31, 2020, the last business day of the year, in accordance with applicable SEC rules.

Employment Agreements with Executive Officers

Employment Agreement with Michael Weiner

Pursuant to Mr. Weiner’s employment agreement, which was effective as of January 1, 2013, Mr. Weiner serves as chief financial officer of our subsidiary, National General Management Corp. (“Management Corp.”). Mr. Weiner’s

employment agreement was renewed on January 1, 2019 and is in effect until January 1, 2021. The employment agreement automatically renews for additional two year periods unless 120 days’ notice of intention not to renew the employment agreement is given by us or Mr. Weiner. Mr. Weiner is eligible to receive a discretionary annual bonus, as determined based on his performance during such year and the recommendation of the chief executive officer.

Under his employment agreement, we are able to terminate Mr. Weiner at any time for “cause” as defined in the agreement and, upon such an event, we will have no further compensation or benefit obligations after the date of termination other than the payment of earned but unpaid base salary, earned but unused vacation and any unreimbursed expenses incurred as of the date of termination.

In the event of disability, we may terminate Mr. Weiner’s employment upon written notice and in the event of his death, Mr. Weiner’s employment will terminate, and in either case, Mr. Weiner (or his heirs) will be entitled to receive any earned but unpaid base salary, earned but unused vacation and any unreimbursed expenses incurred as of the date of termination.

In the event that we terminate Mr. Weiner without “cause” or he terminates his employment for “good reason,” as defined in his employment agreement, we will be required to pay Mr. Weiner severance (in accordance with normal payroll practices) at a per annum rate equal to the base salary in effect at the time of such termination for a period of 12 months following such termination, subject to receipt of an executed release of all claims and such release becoming effective under applicable law. Notwithstanding the foregoing, the obligation to pay full severance will terminate upon the parties’ mutual agreement to waive enforcement of the non-compete provision or upon Mr. Weiner’s commencement of new or alternative employment (including consulting arrangements), and the remaining severance obligation will be reduced by the base salary received from such new or alternative employment or consulting arrangement.

Mr. Weiner has agreed to keep confidential all information regarding Management Corp. and its affiliates (including the Company) that he receives during the term of his employment and thereafter. Mr. Weiner has also agreed that upon termination of employment he will not compete with us for a period of one year following the date of termination and will not solicit any of our customers, producers or employees for two years after termination.

In the event of a termination on account of a “Non-Compete Event,” as defined in the agreement, Mr. Weiner will not receive any severance, and the non-compete provision set forth in the employment agreement will not apply unless Management Corp. agrees to pay Mr. Weiner his base salary for the term of the non-compete period. In the event that Management Corp. does not renew Mr. Weiner’s employment agreement and Mr. Weiner’s employment is terminated more than 30 days after receiving notice of such non-renewal, Mr. Weiner will not receive any severance, and the non-compete provision set forth in the employment agreement will not apply unless Management Corp. agrees to pay Mr. Weiner his base salary for the term of the non-compete period. Mr. Weiner will also be entitled to receive any earned but unpaid base salary and any unreimbursed expenses incurred as of the date of termination.

Other Named Executive Officers

We are not currently a party to an employment agreement with any of Messrs. B. Karfunkel, R. Karfunkel, Rendall or Weissmann.

Termination Payments Upon Termination or Change-in-Control.

The table below sets forth the potential payments to our named executive officers in the event of a change of control as well as under various termination scenarios. The potential payments assume that the termination event occurred on the last day of our fiscal year (December 31, 2019). Our named executive officers are entitled to these payments pursuant to the terms of our 2013 Plan and going forward, the 2019 Plan (and employment agreement in the case of Mr. Weiner). We have assumed that the Company will not exercise its discretionary right to cancel for a cash payment outstanding equity awards upon termination of employment. We have also assumed that in the event of an executive’s disability, the Company will not impose the non-competition restrictions on the executive and, as such, will not pay any severance.

Name	Termination Scenario (on 12/31/2019)	Severance	Equity Award Vesting Acceleration	Health Insurance Benefit
Barry Karfunkel	Without Cause/Good Reason	$—	$—	$—
	Retirement	—	—	—
	Death or Disability(1)	—	2,047,123	—
	Change of Control(2)	—	—	—

Robert Karfunkel	Without Cause/Good Reason	—	—	—
	Retirement	—	—	—
	Death or Disability(1)	—	1,476,435	—
	Change of Control(2)	—	—	—

Michael Weiner	Without Cause/Good Reason	600,000	—	—
	Retirement	—	—	—
	Death or Disability(1)	—	797,368	—
	Change of Control(2)	—	—	—

Jeffrey Weissmann	Without Cause/Good Reason	—	—	—
	Retirement	—	—	—
	Death or Disability(1)	—	757,787	—
	Change of Control(2)	—	—	—

Peter Rendall	Without Cause/Good Reason	—	—	—
	Retirement	—	—	—
	Death or Disability(1)	—	612,612	—
	Change of Control(2)	—	—	—

(1)

This amount includes the full vesting of restricted stock units that would have vested in the twelve months following the termination event in accordance with the named executive officers’ award agreements under the 2013 Plan. The value of unvested restricted stock units reported in this table is calculated by multiplying the number of the unvested restricted stock units by $22.10, the closing market price of our common stock at December 31, 2019.

(2)

Since the board of directors has discretion as to whether or not to accelerate the vesting of unvested stock options granted under the 2013 Plan upon a change in control of the Company, the financial effect of such events has not been included in this table. The 2019 Plan provides that, upon a Change of Control (as defined in the 2019 Plan), the outstanding awards will vest and be settled as set forth in the 2019 Plan or as otherwise provided in the award agreement, unless such awards are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change of Control. None of the named executive officers had any outstanding awards granted under the 2019 Plan as of December 31, 2019.

2019 Omnibus Incentive Plan

Our board of directors and shareholders approved the 2019 Plan in 2019, which allows for grants of equity awards, including incentive stock options, non-qualified stock options, performance shares, shares of restricted stock, unrestricted stock and restricted stock units to present and future officers, directors, employees and consultants of the Company or any subsidiary or affiliate. The aggregate number of shares of common stock for which awards may be issued may not exceed 2.5 million shares, subject to the authority of the Company’s board of directors to adjust this amount in the event of a consolidation, reorganization, stock dividend, recapitalization or similar transaction affecting the Company’s common stock. The 2019 Plan serves as a successor of the Company’s prior equity incentive plans. Outstanding awards under the prior plans continue to be outstanding and subject to their terms and conditions.

Risk Assessment of Compensation Policies and Procedures

Our Compensation Committee has reviewed our material compensation policies and practices applicable to our employees, including our named executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

Option Exercises and Stock Vested

The following table summarizes the exercise of stock options and the vesting of stock grants during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Barry Karfunkel	—	—	54,754	$1,400,828
Michael Weiner	122,228	$2,362,011	23,543	602,315
Robert Karfunkel	—	—	36,003	921,033
Jeffrey Weissmann	—	—	20,691	529,355
Peter Rendall	—	—	16,130	412,671

(1)

The value realized on the exercise of options is the number of options exercised multiplied by the excess of the fair market value of the underlying shares on the date of exercise over the exercise price.

(2)

The value realized on the vesting of stock awards is the number of restricted stock units multiplied by the fair market value of stock, which means the closing price of the stock on the day immediately preceding the vesting date.

CEO Compensation Pay Ratio

The following pay ratio and supporting information compares the annual total compensation of our employees other than our CEO (including full-time, part-time, seasonal and temporary employees) and the annual total compensation of our CEO, as required by Section 953(b) of the Dodd-Frank Act. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2019, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our Company (other than our CEO) was $50,541; and

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this proxy statement, was $5,607,270.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 111 to 1.

To determine the pay ratio, we took the following steps:

We selected December 3, 2019 as the date on which to determine our median employee. As of that date, we had a total of 9,276 employees. We selected a date on which to determine our median employee that was later than last year because the Company completed the sale of its Sweden insurance operation on December 2, 2019.

For purposes of identifying the median employee from the employee population base described above, we used wages, as compiled from our payroll records. We selected wages as a consistently applied compensation measure to identify our median employee, because base pay represents the principal form of compensation delivered to all of our employees. Once we identified our median employee for fiscal year 2019, such employee’s annual total compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules.

PROPOSAL 3: ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our shareholders with an advisory, non-binding vote to approve named executive officer compensation at this Annual Meeting as required by Section 14A of the Exchange Act. Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

The advisory approval of named executive officer compensation is a non-binding vote on the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. The advisory approval of named executive officer compensation is not a vote on our general compensation policies or compensation of our board of directors. The Dodd-Frank Act requires us to hold the advisory vote on named executive officer compensation at least once every three years.

As discussed in our “Compensation Discussion and Analysis,” the objectives of our executive compensation programs are to retain the executives who have been integral to our growth, to attract, retain and motivate executives with the skills necessary to achieve our business objectives, to reward those individuals for individual performance and to align their compensation with our performance. We believe our overall compensation package, which is largely tied to our overall performance, is successful in achieving those objectives. We believe that the total amount of compensation paid to our executives is reasonable and competitive with similarly sized public companies, and aligns with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and longer-term equity-based incentives. We encourage all shareholders to carefully review the information provided in our “Compensation Discussion and Analysis,” compensation tables and related narrative disclosure.

At the 2014 Annual Meeting of Shareholders, the shareholders approved, by advisory vote, a triennial frequency (i.e., every three years) for future advisory votes on the compensation of our named executive officers. This advisory vote was accepted by our board of directors and adopted by the Company. Shareholders have the opportunity to vote on the frequency of future votes on named executive officer compensation at this Annual Meeting, as described below under “Proposal 4 – Advisory Vote on Frequency of Advisory Approval of Named Executive Officer Compensation.”

Shareholders are being asked to vote on the following resolution:

RESOLVED, that the shareholders of National General Holdings Corp. approve, on an advisory, non-binding basis, the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure, set forth in the Company’s 2020 annual meeting proxy statement.

This advisory vote on named executive officer compensation is not binding on our board of directors. However, the board of directors and the Compensation Committee value the views of the shareholders on these important matters and will consider the result of the vote when determining future executive compensation arrangements.

Adoption of this resolution will require the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADOPTION OF THE ADVISORY, NON-BINDING RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED PURSUANT TO THE SEC’S COMPENSATION DISCLOSURE RULES, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES, AND THE ACCOMPANYING NARRATIVE DISCLOSURE, SET FORTH IN THE COMPANY’S 2020 ANNUAL MEETING PROXY STATEMENT.

PROPOSAL 4 – ADVISORY VOTE ON FREQUENCY OF ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act, we are also providing shareholders with an advisory vote on the frequency with which our shareholders will have an opportunity to vote, on a non-binding, advisory basis, on named executive officer compensation as provided for in Proposal 3 above. For convenience, in this Proposal 4, the shareholders’ advisory vote provided for in Proposal 3 above is referred to as the “say-on-pay vote”.

The advisory vote on the frequency of the say-on-pay vote is a non-binding vote as to how often the say-on-pay vote should occur: every three years, every two years, or every year. In addition, shareholders may abstain from voting. The Dodd-Frank Act requires us to hold the advisory vote on the frequency of the say-on-pay vote at least once every six years. At the last vote held at the 2014 Annual Meeting of Shareholders, our shareholders approved a triennial frequency (i.e., every three years) for the say-on-pay vote, and our board of directors approved this choice, which was adopted by the company.

The board of directors believes a triennial frequency (i.e., every three years) continues to be the optimal frequency for the say-on-pay vote for the following reasons:

•

Provides our board of directors and the Compensation Committee sufficient time to thoughtfully respond to shareholders’ sentiments and to implement any necessary changes to our executive compensation policies and procedures;

•	Is in line with long-term shareholder value creation and our focus on long-term results;

•	Does not allow for short-term issues in the marketplace to undermine our long-term objectives; and

•

A triennial “say-on-pay” vote does not foreclose shareholder engagement on executive compensation during interim periods. Shareholders can currently provide input to the Board by communicating directly with the Board, its committees or individual directors. Therefore, the advisory vote on executive compensation is an additional, but not exclusive, opportunity for our shareholders to communicate their views on our named executive officer compensation.

We are asking shareholders to indicate whether they would prefer that we conduct future advisory votes on the compensation of our named executive officers annually, every two years or every three years by voting on the following resolution at the annual meeting:

RESOLVED, that the option of every year, every two years or every three years that receives the highest number of votes cast for this resolution will be considered the shareholders’ recommendation of the frequency with which National General Holdings Corp. is to hold a shareholder advisory vote on the compensation of its named executive officers;

The choice that receives the greatest number of votes cast on this proposal will be deemed the choice of the shareholders. This advisory vote on the frequency of the say-on-pay vote is not binding on our board of directors. However, the board of directors and the Compensation Committee value the views of the shareholders on these important matters and will consider the result of the vote when determining the frequency of future say-on-pay votes. Notwithstanding the recommendation of the board of directors and the outcome of the shareholder vote, the board of directors may in the future decide to conduct advisory votes on the compensation of our named executive officers on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and changes to compensation programs. The next shareholder vote on the frequency of future votes on the compensation of our named executive officers is currently expected to occur at our 2026 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE OPTION OF EVERY THREE YEARS AS THE FREQUENCY TO HAVE AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SET FORTH IN OUR PROXY STATEMENT.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as stated below, since the beginning of fiscal year 2019, no director, director nominee, executive officer or security holder who is known to us to own of record or beneficially more than five percent of our common securities, or any member of the immediate family of such director, director nominee, executive officer or security holder, had or will have a direct or indirect material interest in a transaction or series of transactions in which we are, or one of our subsidiaries is, a party and the amount involved exceeds $120,000.

Our Audit Committee charter requires that all related party transactions be approved by our Audit Committee. In response to an annual questionnaire, we require directors, director nominees and executive officers to submit a description of any current or proposed related party transaction and provide updates during the year. In addition, we will provide the Audit Committee any similar available information with respect to any known transactions with beneficial owners of 5% or more of our voting securities. If management becomes aware of any transactions during the year, management presents such transactions for approval by the Audit Committee. In the event management becomes aware of any transaction that was not approved under the policy, management will present the transaction to the Audit Committee for its action as soon as reasonably practicable, which may include termination, amendment or ratification of the transaction. The Audit Committee will approve only those transactions that are in, or are not inconsistent with, the best interests of National

General Holdings Corp. and our shareholders, as is determined in good faith in accordance with its business judgment. Unless otherwise indicated below, each of these related party transactions was approved by our Audit Committee.

The significant shareholder of the Company has an ownership interest in each of AmTrust and ACP Re, Ltd. (“ACP Re”). The Company provides services to and receives services from, or otherwise has additional relationships with, these related entities, as described below.

Integon National Consulting and Marketing Agreement

On July 1, 2012, Integon National Insurance Company, one of our wholly-owned subsidiaries, entered into an agreement with Risk Services, LLC (“RSL”), an AmTrust subsidiary. RSL provides certain consulting and marketing services to promote our captive insurance program with potential independent agents selling through our Agency channel. Under the terms of this agreement, RSL receives 1.5% of all net premiums written generated by the program. For the year ended December 31, 2019, the amounts charged for such fees were approximately $257,848.

Corporate Office Lease Agreements

The Company leases approximately 19,996 square feet of office space on the 38th floor at 59 Maiden Lane in New York, New York from 59 Maiden Lane Associates, LLC, an entity that is wholly owned by the Karfunkel family. The lease term is through 2022. The Company paid approximately $830,000 in rent for the year ended December 31, 2019.

The Company leases office space at 30 North LaSalle Street, Chicago, Illinois from 30 North LaSalle Street Partners LLC, an entity that is wholly-owned by the Karfunkel family. The lease term is through 2025. The Company paid approximately $309,000 in rent for the year ended December 31, 2019.

800 Superior, LLC

The Company holds an investment in 800 Superior, LLC (“800 Superior”), a limited liability company that owns an office building in Cleveland, Ohio, with AmTrust. The Company and AmTrust each have a 50% ownership interest in 800 Superior. AmTrust has been appointed managing member of 800 Superior. Previously, the Company and AmTrust each also had a 50% ownership interest in East Ninth & Superior, LLC and a 24.5% ownership interest in 800 Superior NMTC Investment Fund II, LLC. During the third quarter of 2019, the net assets of East Ninth & Superior, LLC were combined with 800 Superior, LLC and East Ninth & Superior, LLC and 800 Superior NMTC Investment Fund II, LLC were dissolved. As of December 31, 2019, the Company’s equity interest in 800 Superior was approximately $9.37 million. For the year ended December 31, 2019, we recorded equity in earnings (losses) in the amount of approximately $1.95 million with respect to our interest in 800 Superior, made contributions of approximately $2.3 million and received no distributions.

Additionally, in 2012, the Company, entered into an office lease with 800 Superior for approximately 156,176 square feet of space in the Cleveland Office Building. The lease period is for 15 years and the Company paid 800 Superior approximately $2.96 million in rent for the year ended December 31, 2019.

North Dearborn Building Company, L.P.

The Company holds an investment in North Dearborn Building Company, L.P. (“North Dearborn”), a limited partnership that owns an office building in Chicago, Illinois. AmTrust is also a limited partner in North Dearborn, and the general partner is NA Advisors GP LLC (“NA Advisors”), a related party, owned by Karfunkel family members, which is managed by an unrelated third party. The Company and AmTrust each hold a 45% limited partnership interest in North Dearborn, while NA Advisors holds a 10% general partnership interest and a 10% profit interest, which NA Advisors pays to the unrelated third-party manager. North Dearborn appointed NA Advisors as the general manager to oversee the day-to-day operations of the office building. The Company’s equity interest in North Dearborn as of December 31, 2019 was approximately $5.3 million. For the year ended December 31, 2019, the Company recorded equity in earnings (losses) from North Dearborn of approximately $(357,000). The Company received distributions from North Dearborn in the amount of approximately $540,000 for the year ended December 31, 2019.

4455 LBJ Freeway, LLC

The Company holds an investment in 4455 LBJ Freeway, LLC, a limited liability company that owns an office building in Dallas, Texas, with AmTrust. The Company and AmTrust each hold a 50% ownership interest in 4455 LBJ

Freeway, LLC. AmTrust has been appointed managing member of 4455 LBJ Freeway, LLC. The Company entered into a lease agreement with 4455 LBJ Freeway, LLC. The lease period is for 12 years and the Company paid 4455 LBJ Freeway, LLC approximately $2.4 million in rent for the year ended December 31, 2019. The Company’s equity interest in 4455 LBJ Freeway, LLC as of December 31, 2019 was approximately $1.1 million. For the year ended December 31, 2019, the Company recorded equity in earnings (losses) from 4455 LBJ Freeway, LLC of approximately $281,000.

Illinois Center Building, L.P.

The Company holds an investment in Illinois Center Building, L.P. (“Illinois Center”), a limited partnership that owns an office building in Chicago, Illinois. AmTrust and ACP Re Group, Inc. (“ACP Re Group”) are also limited partners in Illinois Center and NA Advisors is the general partner. The Company and AmTrust each hold a 37.5% limited partnership interest in Illinois Center, while ACP Re holds a 15.0% limited partnership interest and NA Advisors holds a 10% general partnership interest and a 10% profit interest, which NA Advisors pays to the unrelated third party manager. The Company’s equity interest in Illinois Center as of December 31, 2019 was approximately $44.3 million. For the year ended December 31, 2019, the Company recorded equity in earnings (losses) from Illinois Center of approximately $(2.32) million. The Company made contributions of approximately $1.1 million and received no distributions for the year ended December 31, 2019.

Other Agreements with ACP Re and Affiliated Entities

Services Agreement

Effective January 1, 2016, our wholly-owned subsidiary, National General Insurance Management Ltd., provides accounting and administrative services to ACP Re for a monthly fee of $10,000. We recorded approximately $120,000 for these services for the year ended December 31, 2019.

Credit Agreement

The Company is party to a credit agreement (the “ACP Re Credit Agreement”) by and among AmTrust, as administrative agent, ACP Re Holdings, LLC, a Delaware limited liability company owned by a related party trust, the Michael Karfunkel Family 2005 Trust (the “Trust”), as borrower, and AmTrust and the Company, as lenders of $250 million loan ($125 million loaned by each lender). The amounts borrowed are secured by equity interests, cash and cash equivalents, and other investments held by ACP Re Holdings, LLC in an amount equal to 115% of the value of the then outstanding loan balance. The maturity date of the loan is September 20, 2036. The interest rate on the outstanding principal balance is a fixed annual rate of 3.7%, provided that up to 1.2% thereof may be paid in kind. The Trust is required to cause ACP Re Holdings, LLC to maintain assets having a value greater than 115% of the value of the then outstanding loan balance, and if there is a shortfall, the Trust will make a contribution to ACP Re Holdings, LLC of assets having a market value of at least the shortfall (the “Maintenance Covenant”). Commencing on September 20, 2026, and for each year thereafter, two percent of the then outstanding principal balance of the loan (inclusive of any amounts previously paid in kind) is due and payable. A change of control of greater than 50% and an uncured breach of the Maintenance Covenant are included as events of default.

As of December 31, 2019, the Company had a receivable related to the ACP Re Credit Agreement of approximately $129.2 million. The Company recorded interest income of approximately $4.77 million for the year ended December 31, 2019, under the ACP Re Credit Agreement. Management evaluates the loan for impairment on a quarterly basis, including the adequacy of the Company’s reserve position based on collateral levels maintained. Management determined no reserve was needed for the carrying value of the loan at December 31, 2019.

Family Relationships

Barry Karfunkel and Robert Karfunkel, brothers, are employed by the Company as chief executive officer, and president, respectively. The compensation, perquisites and benefits provided to Barry Karfunkel and Robert Karfunkel in 2019 are disclosed in the “Summary Compensation Table” section of this proxy statement. Barry Karfunkel and Robert Karfunkel also serve as co-chairmen of our board of directors.

Barry Zyskind, chairman and chief executive officer of AmTrust, serves on our board of directors without remuneration. Mr. Zyskind is Barry Karfunkel and Robert Karfunkel’s brother-in-law.

ADDITIONAL MATTERS

Shareholders’ Proposals for the 2021 Annual Meeting

A proposal by a shareholder intended for inclusion in our proxy materials for the 2021 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by us at 59 Maiden Lane, 38th Floor, New York, New York 10038, Attn: Corporate Secretary, on or before November 20, 2020, in order to be considered for such inclusion. Shareholder proposals intended to be submitted at the 2021 Annual Meeting of Shareholders outside the framework of Rule 14a-8, including shareholder nominees for director, must be received by us at the above address no earlier than December 30, 2020 and no later than January 29, 2021 to be considered timely under Rule 14a-4(c)(1). If we do not receive notice of the matter by the applicable date, the proxy holders will vote on the matter, if properly presented at the meeting, in their discretion.

Annual Report and Financial Statements

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including audited financial statements, is available to shareholders without charge by writing to National General Holdings Corp., 59 Maiden Lane, 38th Floor, New York, New York 10038, Attention: Corporate Secretary.

Householding of Annual Meeting Materials

If you are a shareholder who has chosen “householding” of our proxy statements and annual reports, this means that only one copy of the Notice of Internet Availability of Proxy Materials or of the proxy statement and annual report to shareholders, as applicable, may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of Notice of Internet Availability of Proxy Materials or of the proxy statement to shareholders who write or call us at the following address or telephone number: National General Holdings Corp., 59 Maiden Lane, 38th Floor, New York, New York 10038, Attn: Corporate Secretary, telephone 212-380-9500. Shareholders wishing to receive separate copies of the Notice of Internet Availability of Proxy Materials, proxy statement or annual report to shareholders in the future, or shareholders currently receiving multiple copies of such materials at their address who would prefer that a single copy of each be delivered there, should contact their bank, broker or other nominee record holder, or contact the Company at the address and telephone number listed above.

Other Business

The Board does not intend to present, and has no knowledge that others will present, any other business at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the holders of proxies will vote thereon in their discretion.

NATIONAL GENERAL HOLDINGS CORP.

Annual Meeting of Shareholders

April 29, 2020 10:30 a.m. (Eastern Time)

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jeffrey Weissmann and Barry Karfunkel or either of them, as proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of National General Holdings Corp. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 10:30 a.m. (Eastern Time) on Wednesday, April 29, 2020, at 59 Maiden Lane, 38th Floor, New York, New York 10038, and at any adjournment, postponement or continuation thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side)

2020 ANNUAL MEETING OF SHAREHOLDERS OF

NATIONAL GENERAL HOLDINGS CORP.

April 29, 2020

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, proxy statement, proxy card and annual report on Form 10-K are available at https://www.proxyvote.com

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” THE NOMINEES LISTED FOR

DIRECTORS IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND “3 YEARS” FOR PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☐

1.	Election of Directors:

NOMINEES:
	☐ FOR ALL NOMINEES	¡ Donald T. DeCarlo
¡ Patrick Fallon
¡ Barry Karfunkel
¡ Robert Karfunkel
¡ John Marshaleck
¡ John Nichols
¡ Barbara Paris
¡ Barry D. Zyskind

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Ernst & Young LLP as Independent Auditor for the fiscal year ending December 31, 2020.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Advisory, non-binding approval of the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion	☐	☐	☐
	3 YEARS	2 YEARS	1 YEAR	ABSTAIN
4.	Advisory, non-binding resolution to recommend the frequency (whether triennial, biennial or annual) with which shareholders of the Company will be entitled to have an advisory, non-binding vote on named executive officer compensation. ☐	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment, postponement or continuation thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.